Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Signs Apex Assured as an Authorized Dealer

Detroit, Michigan, September 20, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the signing of Apex Assured as a new authorized dealer.

Headquartered in Westerville, Ohio, Apex Assured is a woman-owned technology provider specializing in national coverage with a consultative approach. Research conducted by the Hackett Group shows that working with a women’s business enterprise (WBE) can increase profitability with as much as 130% return on investment, providing distinct competitive advantages. Additionally, the research concluded that procurement organizations who work with a diverse supplier base also had lower overall operating costs and spent 20% less on their buying operations.

“We’re seeing a big shift in the security industry, that’s why we’ve signed with RAD,” said Brandis Thornton, CEO and Founder of Apex Assured. “Clients want lower cost options, which means they’re eager to consider AI and robotics, anything that will help reduce their security problems and not cost them more.”

“We continue to attract and partner with some of the most influential security providers in the country, big and small,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “The opportunities that these nimble dealers like Apex Assured bring are typically in immediate need of our solutions. Plus, the dealers open their sales pipeline with us, looking at other solutions, and inevitably these spill over into our pipeline.”

Thornton added, “We just spent several days at the GSX show introducing our prospects to RAD’s incredible ROSA. “The RAD team was so helpful in setting things up and customizing it for what we wanted at the show. The response was terrific, I really believe that we’ve got a winner here.”

With the addition of this new authorized dealer, RAD’s dealer network has expanded to 64, covering the US, Canada, and the European Union.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz